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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)(1)


                                  CORE, INC
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               21867P 10 2
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                SCHEDULE 13G

CUSIP No. 21867P 10 2                                Page 2 of 5


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Craig C. Horton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       287,264 shares owned directly
 Owned by                             1,000 shares owned as custodian for minor
 Each Reporting                             child
 Person With:                       131,000 shares purchasable under options
                                            (vested)
                                     89,000 shares purchasable under options
                                            (unvested)
                                    -------
                              Total 508,264 shares
                             --------------------------------------------------
                              (6) Shared Voting Power
                                    0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                     287,264 shares owned directly
                                       1,000 shares owned as custodian for minor
                                             child
                                     131,000 shares purchasable under options
                                             (vested)
                                      89,000 shares purchasable under options
                                             (unvested)
                                    -------
                               Total 508,264 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     508,264
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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                                                     Page 3 of 5

ITEM 1.

    (a)   Name of Issuer
            CORE, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
            18881 Von Karman Avenue, Suite 1750
            Irvine, CA 92612
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
            Craig C. Horton
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
            6601 Center Drive West, Suite 400
            Los Angeles, CA 90045
          ---------------------------------------------------------------------
    (c)   Citizenship
            U.S.A.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
            Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
            21867P 10 2
          ---------------------------------------------------------------------

ITEM 3.
            Not Applicable


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                                                     Page 4 of 5

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
    (a) Amount beneficially owned:
            508,264 shares, including
                   287,264 shares owned directly
                     1,000 shares owned as custodian for minor child
                   131,000 shares purchasable under options (vested)
                    89,000 shares purchasable under options (unvested)
    ---------------------------------------------------------------------------

    (b) Percent of class:
           6.3%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                508,264 shares, including
                    287,264 shares owned directly
                      1,000 shares owned as custodian for minor child
                    131,000 shares purchasable under options (vested)
                     89,000 shares purchasable under options (unvested)
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                  0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                508,264 shares, including
                    287,264 shares owned directly
                      1,000 shares owned as custodian for minor child
                    131,000 shares purchasable under options (vested)
                     89,000 shares purchasable under options (unvested)
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                   0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

           Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
           Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
           Not Applicable
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                                                     Page 5 of 5

ITEM 10. CERTIFICATION

            Not Applicable

    NOTE: All information in this Schedule 13G is as of December 31, 1998.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                   February 5, 1999
                                       ----------------------------------------
                                                         Date

                                                 /s/ Craig C. Horton
                                       ----------------------------------------
                                                      Signature

                                                   Craig C. Horton
                                       ----------------------------------------
                                                      Name/Title